UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
(Name of Registrant As Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies: 23,558 Units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: $23,000,000

(5)	Total fee paid: $903.90
☐	Fee previously paid by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
                    , 2008
Dear Unit Holder:
     Oxford Residential Properties I Limited Partnership, a Delaware limited partnership (the “Partnership”), in which you have invested as a holder of Units, owns a 100% interest in ORP Three, L.L.C., a Maryland limited liability company (the “Local Partnership”). The Local Partnership entered into an agreement with Nighthawk Properties, LLC, a Minnesota limited liability company (“Nighthawk”), and Osprey Properties Limited Partnership, LLLP, a Minnesota limited liability limited partnership (“Osprey” and together with Nighthawk, the “Purchaser”), each an unaffiliated third party, to sell the Local Partnership’s sole investment property known as Raven Hill Apartments and located in Burnsville, Minnesota (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property is $23,000,000. The terms of the Sale are more fully described in the attached Information Statement.
     The Partnership’s managing general partner, Oxford Residential Properties I Corporation, and its affiliates will consent to the Sale for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing rent levels, the Partnership may generate taxable income allocable to Unit holders without distributing sufficient cash to enable Unit holders to pay their resulting tax liabilities;

•	The managing general partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases and other factors; and

•	Based on the location, age and other characteristics of the Property, the managing general partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     Partner approval of the Sale on the terms described in the attached Information Statement is assured. If you have any questions or require any assistance, please contact our Information Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.
OXFORD RESIDENTIAL PROPERTIES I CORPORATION

OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
                    , 2008
INFORMATION STATEMENT
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Dear Unit Holder:
     Oxford Residential Properties I Limited Partnership, a Delaware limited partnership (the “Partnership”), in which you have invested as a holder of Units (the “Units”), owns a 100% interest in ORP Three, L.L.C., a Maryland limited liability company (the “Local Partnership”). The Local Partnership entered into an agreement (the “Purchase Agreement”) with Nighthawk Properties, LLC, a Minnesota limited liability company (“Nighthawk”), and Osprey Properties Limited Partnership, LLLP, a Minnesota limited liability limited partnership (“Osprey” and together with Nighthawk, the “Purchaser”), each an unaffiliated third party, to sell the Local Partnership’s sole investment property (the “Sale”) known as Raven Hill Apartments and located in Burnsville, Minnesota (the “Property”) to the Purchaser. The gross sale price for the Property (the “Purchase Price”) is $23,000,000. Oxford Residential Properties I Corporation, the managing general partner of the Partnership (the “Managing General Partner”), is sending this Information Statement to the Partnership’s unit holders (the “Unit Holders” and together with the Managing General Partner and Oxford Fund I Limited Partnership, the Partnership’s other general partner, the “Partners”) to notify Unit Holders of the background and terms of the Sale.
     This Information Statement is first being mailed to the Unit Holders of record as of [•], 2008 (the “Record Date”) on or about [•], 2008.
     Pursuant to the Partnership Agreement, the written consent of Unit Holders owning in the aggregate more than 50% of the total outstanding Units is required to approve a sale of all or substantially all of the assets of the Partnership in a single sale or in a series of contemporaneous sales. In addition to its investment in the Local Partnership, the Partnership owns a 100% interest in ORP One, L.L.C. (“ORP One”). ORP One’s sole investment property is Fairlane East Apartments located in Dearborn, Michigan (“Fairlane East”). ORP One is currently considering the sale of Fairlane East; however, no assurances can be made regarding the timing or amount of a sale of Fairlane East, if at all. Given the potential for contemporaneous sales of both the Property and Fairlane East, the Managing General Partner is of the opinion that the written consent of Unit Holders owning in the aggregate more than 50% of the total outstanding Units is required to approve the Sale. There were 23,588 Units of the Partnership outstanding as of the Record Date. Affiliates of the Managing General Partner, which own approximately 60.04% of the outstanding Units, or 14,144.50 Units, will consent to the Sale on the terms described in this Information Statement. Accordingly, Unit Holders approval of the Sale on the terms described in this Information Statement is assured.
     As more fully described in this Information Statement, the Managing General Partner and affiliates will consent to the Sale for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing rent levels, the Partnership may generate taxable income allocable to Unit Holders without distributing sufficient cash to enable Unit Holders to pay their resulting tax liabilities;

•	The Managing General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases and other factors; and

•	Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
     If the Property is not sold, the Partnership and the Local Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Unit Holders, that if the Partnership does make any future distributions Unit Holders will receive distributions sufficient to pay their tax liability on income allocated to Unit Holders, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY TERM SHEET
     This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Information Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Information Statement in which you may find a more complete discussion.
•	The Sale. On August 12, 2008 (the “Effective Date”), the Local Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The Purchase Price for the Sale is $23,000,000. See “THE SALE.”

•	What You Will Receive in the Sale. After the consummation of the Sale, the Local Partnership will distribute the Sale proceeds to the Partnership. We currently estimate that the Partnership will distribute approximately $6,262,000, or $266 per Unit, of Sale proceeds to Unit Holders. We added the Property’s portion of the Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding mortgage debt (including accrued interest), closing costs, accounts payable, accrued expenses and other related Partnership liabilities, and the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be $460,000, to determine our estimate of Sale proceeds distributable to Unit Holders. This estimate is based on information currently available to the Managing General Partner. Actual results may vary from this estimate. See “ESTIMATED DISTRIBUTION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the written consent of Unit Holders owning in the aggregate more than 50% of the total outstanding Units is required to approve the Sale. The Managing General Partner and its affiliates, which own approximately 60.04% of the total outstanding Units, will consent to the Sale on the terms described in this Information Statement. Accordingly, approval of the Sale is assured. We are providing Unit Holders with this Information Statement to inform Unit Holders of the background and terms of the Sale. See “NO CONSENTS REQUIRED.”

•	Reasons for the Sale. The Managing General Partner and its affiliates are consenting to the Sale because:
o	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

o	At existing rent levels, the Partnership may generate taxable income allocable to Unit Holders without distributing sufficient cash to enable Unit Holders to pay their resulting tax liabilities;

o	The Managing General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases and other factors; and

o	Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE.”
•	Disadvantages of the Sale. The Sale has the following disadvantages:
o	Property value could appreciate due to among other factors, an improved economy, interest rate decreases, and the granting of additional tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value.

o	After the Sale, Unit Holders will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.

o	Unit Holders will recognize taxable income in connection with the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Appraisal Rights. Unit Holders of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Units in connection with a sale of the Property. See “NO CONSENTS SOLICITED – No Appraisal Rights.”

•	Tax Consequences of the Sale and Distribution of Sale Proceeds. The Sale will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. If the Property is sold, the Partnership will recognize taxable income. The income recognized on the Sale will be allocated to the Partners, including Unit Holders, in accordance with the Partnership Agreement. Depending on your basis in your Units and other aspects of your particular tax position, you may recognize additional income (but not loss or deduction) on the distribution to you of Sale proceeds. Depending on your basis in your Units and other aspects of your particular tax position, your taxable income and any tax liability resulting from the Sale and the distribution of Sale proceeds could exceed the amount of cash you receive. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Information Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD-LOOKING STATEMENTS
     This Information Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” Such forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Unit Holders, and applicable tax consequences.
     The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Information Statement. Wherever they occur in this Information Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Information Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Unit Holders. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. The Partnership and the Managing General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
     The Sale has certain risks and disadvantages. You should carefully consider the following risks:
     Unit Holders Will Recognize Income Upon the Sale. If the Property is sold, the Partnership will recognize taxable income as a result of the Sale equal to the excess of the sum of the cash received for the Property, plus the debt assumed by the Purchaser, over the Partnership’s adjusted basis in the Property. This taxable income will be allocated to the Partners in accordance with the Partnership Agreement. If the Sale closes on the terms described herein, we currently estimate Unit Holders will recognize taxable income of approximately $884 per Unit as a result of the Sale. This amount is not an estimate of the tax liability that will be payable by the Unit Holders, instead it is an estimate of the income on which any tax liability will be determined. This estimate is based on information currently available to the Managing General Partner. Actual results may vary from this estimate. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

     Each Partner’s Tax Liabilities from the Sale and the Cash Distribution from the Partnership May Exceed the Cash Proceeds Available for Distribution. Sale proceeds available for distribution to the Partners after repayment of the Partnership’s debts may be less than the taxable gain realized by the Partnership and any resulting tax liability. Accordingly, Partners, including Unit Holders, likely will be required to use funds from sources other than Partnership distributions to pay income tax attributable to the Sale and the distribution of Sale proceeds. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
     If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the Managing General Partner may effect an alternative sale which may result in lower cash proceeds to the Partnership and lower or no distributions to the Unit Holders.
     Conflicts of Interest of the Managing General Partner. The Managing General Partner has conflicts of interest with respect to the Sale as more fully described below.
     The Managing General Partner and Its Affiliates Will Receive Funds in Repayment of Indebtedness. A portion of the Sale proceeds, after payment of certain transaction costs, will be used to repay Partnership indebtedness owed to the Managing General Partner and its affiliates, including unpaid reimbursements, currently estimated to be $24,630 as of July 31, 2008.
     The Sale May Mitigate the Managing General Partner’s Liability for Partnership Liabilities. The Managing General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the Managing General Partner’s liability for Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future.
REASONS FOR SALE
     The Managing General Partner has determined that the Sale is in the best interest of the Partnership, including the Unit Holders. It came to this conclusion based on many factors, including the following:
     The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party.
     Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Unit Holders without distributing sufficient cash to enable Unit Holders to pay their resulting tax liabilities.
     No Distributions to Limited Partners. The Partnership has not paid any operating cash distributions to its partners since the year ended December 31, 2004. The Partnership has paid distributions of sales proceeds during the last three years, including proceeds from the sale of The Landings during 2006 and proceeds from the refinancing of the Property during 2008.
     Favorable Market Conditions. The Managing General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases and other factors.
     The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the Managing General Partner does not anticipate material improvement in the Partnership’s financial condition as it relates to the Property in the foreseeable future.
MARKETING
     The Managing General Partner marketed the Property to potentially interested parties. In January 2008, the Managing General Partner engaged Moran and Company, a national real estate brokerage firm unaffiliated with the Managing General Partner (the “Broker”), to commence the marketing of the Property. The Managing General Partner and its affiliates transact business with the Broker from time to time. The Broker, together with another national real estate brokerage firm, simultaneously commenced marketing four similar multifamily housing projects owned by different partnerships for which, like the Partnership, entities affiliated with Apartment Investment and Management Company (“AIMCO”) act as general partner. The Broker marketed the individual projects, including the Property, nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. Prospective purchasers were invited to bid on individual projects. In April 2008, the Broker received letters of intent from numerous potential purchasers. Neither the Managing General Partner nor its affiliates bid on the Property. The Managing General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. The Broker received revised offers in June 2008. After evaluating the offers, the Managing General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. From July 17, 2008, through August 12, 2008, the Managing General Partner negotiated a purchase contract for the Property with one or more prospective purchasers.
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
     This table summarizes our current estimate of Sale proceeds to be distributed to Partners, assuming the Sale is completed on July 31, 2008. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from these estimates.

Gross purchase price	$23,000,000
Plus: Cash and cash equivalents	163,955
Plus: Other partnership assets	224,162
Less: Mortgage debt, including accrued interest	(14,293,161)
Less: Accounts payable, accrued expenses and other liabilities	(196,276)*
Less: Estimated closing costs including transfer taxes	(535,900)
Less: Reserve for Contingencies	(460,000)
Less: Estimated nonresident withholding and entity taxes	(1,640,859)

TOTAL	$6,261,919

Net proceeds distributable to all Partners	$6,261,919
Percentage of proceeds distributable to Unit Holders	100%

Net proceeds distributable to Unit Holders	$6,261,919

Total number of Units	23,588

Distributable net proceeds per Unit	$266

*	$24,630 of this amount is payable to the Managing General Partner.
     For Minnesota income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Minnesota taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from Minnesota income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a Minnesota income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any Minnesota taxes withheld by the Partnership on behalf of such Partners.
     Estimated Tax Consequences of Property Sale. The Partnership will recognize taxable gain on the Sale, which will be allocated to the Unit Holders. This table summarizes our estimate of the allocation to Limited Partners of taxable gain on the Sale, assuming the Sale is completed on July 31, 2008. These estimates below are not estimates of the tax liability that will be payable by the Unit Holders. Instead they are estimates of the income on which any tax liability will be determined. These estimates are based on information currently available to the Managing General

Partner. Actual results may vary from these estimates. Each Unit Holder should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES – Tax Consequences if the Property is Sold.”

Total taxable income per Unit recognized on sale	$884
Unrecaptured Section 1250 gain per Unit	$479
Other long-term capital gain per Unit	$415
Ordinary deductions per Unit	$10
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following summary of the United States federal income tax consequences of the Sale is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Unit Holder or to Unit Holders subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Unit Holder may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Unit Holder resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the Unit Holders. We urge Unit Holders to consult their tax advisors as to the specific tax consequences to them of the Sale and the distribution of Sale proceeds.
     Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize income as a result, which will be allocated to the Partners, including the Unit Holders. The amount of income recognized by the Partnership will be equal to the excess of: (i) the sum of the cash and other property received in exchange for the Property, plus the amount of liabilities assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser), over (ii) the adjusted basis in the Property. This income will be allocated to the Partners, including the Unit Holders, in accordance with the Partnership Agreement. We currently estimate you will be allocated total taxable income on the Sale of $884 per Unit. This estimate is based on information currently available to the Managing General Partner. Actual results may vary from this estimate.
     We expect that substantially all of the income recognized by the Partnership on the Sale will be taxed to the Unit Holders at long-term capital gain rates. However, under special rules that apply to real property that has been depreciated, it is expected that a portion of the capital gain will be taxed to the Unit Holders as “unrecaptured section 1250 gain.” Unrecaptured section 1250 gain is long-term capital gain, but generally is taxed at a maximum rate of 25% in the case of individuals, trusts, and estates. This 25% rate on unrecaptured section 1250 gain is greater than the maximum 15% rate that applies to most other long-term capital gains of individuals, trusts and estates. We currently estimate the amount of unrecaptured section 1250 gain allocated to the Unit Holders to be $479 per Unit. We currently estimate the amount of other long-term capital gain allocated to the Unit Holders to be $415 per Unit. These estimates are based on information currently available to the Managing General Partner. Actual results may vary from this estimate.
     We currently do not expect that any of the income recognized by the Partnership on the Sale will be taxable at ordinary income rates. Ordinary income is generally taxed at a maximum 35% rate. Short-term capital gain, depreciation recapture, rent, interest, and cancellation of indebtedness, are all examples of income that would be taxable at ordinary income rates. We do expect, however, that the Partnership will recognize ordinary deductions as a result of the Sale due to the write-off of the remaining balance of certain intangibles. We currently estimate the amount of ordinary deductions allocated to the Unit Holders to be $10 per Unit.
     Gain allocated to a Unit Holder increases the basis of the Unit Holder in its interest in the Partnership. However, distributions from the Partnership reduce the basis of the Unit Holder in its interest in the Partnership, and, to the extent such distributions exceed a Unit Holder’s adjusted basis in its interest in the Partnership, result in taxable income to the Unit Holder. In addition, in connection with the Sale, each Unit Holder will be deemed for tax purposes to receive a distribution from the Partnership equal to the amount of debt previously allocated to the Unit Holder for tax purposes, which, like cash distributions, will result in a reduction in basis and/or taxable income.

     If a Unit Holder has suspended tax losses, tax credits, or other items of tax benefit, it is possible that these items may reduce any tax liability that arises with respect to the gain recognized as a result of the Sale or the distribution of Sale proceeds. The determination of whether a Unit Holder is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Unit Holder’s individual circumstances. We urge Unit Holders to consult with their tax advisors in this regard.
     Sale proceeds available for distribution to the Partners, including Unit Holders, after repayment of the Partnership’s debts may be less than the gain recognized on the Sale of the Property), any income recognized upon distribution of Sale proceeds, and any resulting tax liability. Accordingly, Unit Holders may be required to use funds from sources other than Partnership distributions to pay any tax liabilities that may arise from the Sale or from the distribution of Sale proceeds.
     Tax Consequences if the Property is Not Sold. The Property has been partially depreciated for United States federal income tax purposes. Continued operation of the Property may generate income that will be taxable to the Partners, including the Unit Holders, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, there may not be any cash available for distribution to the Unit Holders if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a Partnership tax return. If a Unit Holder has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Unit Holder because of the continued operation of the Property by the Partnership. The determination of whether a Unit Holder is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Partner’s individual circumstances.
     WE URGE EACH UNIT HOLDER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE DISTRIBUTION OF SALE PROCEEDS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
     IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
THE PROPERTY
     General. The Property is a 304-unit rental apartment complex located in Burnsville, Minnesota. The Property has been owned and operated by the Partnership continuously since 1986. The Property is encumbered by a first mortgage loan with an aggregate unpaid balance of $14,293,161 as of July 31, 2008. The Partnership has other indebtedness of $196,276 as of July 31, 2008, including $24,630 of unpaid reimbursements to the Managing General Partner and its affiliates.
     Capital Replacements. The Partnership and Local Partnership have an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.
     Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate				Average Occupancy
2008*	2007	2006	2005	2008*	2007	2006	2005
$9,233	$8,913	$9,081	$8,931	95%	91%	93%	92%

*	Through July 31, 2008

THE PARTNERSHIP
     General Information. The Partnership is a Delaware limited partnership first organized as a Maryland limited partnership on January 12, 1984. Its primary business is real estate ownership in residential apartment buildings and related operations. The Partnership was formed for the purpose of operating and holding real estate properties for investment either directly or indirectly through partnerships or joint ventures in which the Partnership is a partner or joint venturer.
     The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
     Unit Holders. As of the Record Date, there were 23,558 Units issued and outstanding owned by 646 Unit Holders of record.
     Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.
          Unit Holders

	Approximate	Approximate
Entity Name and Address	Number of Units	Unit of Class
AIMCO Properties, L.P.[1] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	14,144.5[2]	60%

AIMCO-GP, Inc.[3] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	14,144.5[2]	60%

Apartment Investment and Management Company[3] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	14,144.5[2]	60%

AIMCO/Bethesda Holdings, Inc.[4] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	8,675[5]	36.8%

AIMCO/Bethesda Holdings Acquisitions, Inc.[6] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	8,675[5]	36.8%

Acquisition Limited Partnership[7] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	4,997[8]	21.2%

          Unit Holders

	Approximate	Approximate
Entity Name and Address	Number of Units	Unit of Class
ORP Acquisition, Inc.[9] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	4,997[8]	21.2%

Oxford Realty Financial Group, Inc.[10] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	4,997[8]	21.2%

ORP Acquisition Partners, L.P.[11] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237	4,997[8]	21.2%

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.03% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of December 31, 2007, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partnership interest in AIMCO Properties, L.P. It is wholly owned by AIMCO.

[2]	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 14,144.5 Units, representing approximately 60% of the class.

[3]	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO/Bethesda Holdings, Inc. (“ABH”) by virtue of its indirect majority or whole ownership of those Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.

[4]	AIMCO owns 99% of ABH through non-voting preferred stock.

[5]	ABH and AIMCO/Bethesda Holdings Acquisitions, Inc. (“ABHA”) share voting and dispositive power over 8,675 Units, representing approximately 36.8% of the class.

[6]	ABH owns 100% of ABHA.

[7]	AIMCO Properties, L.P owns a 99% limited partnership interest in Acquisition Limited Partnership (“Acquisition”). ORP Acquisition, Inc. (“ORP Acquisition”) owns a 1% general partnership in Acquisition.

[8]	Acquisition, ORP Acquisition, Oxford Realty Financial Group, Inc. (“ORFG”) and ORP Acquisition Partners, L.P. share voting and dispositive power over 4,997 Units, representing approximately 21.2% of the class.

[9]	ORFG owns 100% of ORP Acquisition.

[10]	AHP owns a majority interest in ORFG.

[11]	Acquisitions owns a 59% general partnership interest and a 40% limited partnership in ORP Acquisition Partners, L.P. ORP Acquisition owns the remaining 1% general partnership interest in ORP Acquisition Partners, L.P.
None of our directors or officers own any Units.

     Trading Market. There is no established trading market for the Units.
     Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s property.

		Date of	Type of
Property	Units	Purchase	Ownership	Use
Raven Hill Apartments Burnsville, Minnesota	304	12/24/86	Fee simple, subject to first mortgage	Apartment

Fairlane East Apartments Dearborn, Michigan	204	12/23/85	Fee simple, subject to first mortgages	Apartment
     Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2008 (the “2007 10-K”) and the unaudited financial statements for the six months ended June 30, 2007 and 2008 filed with the SEC on August 14, 2008 (the “2008 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
     General. The Purchaser consists of Nighthawk Properties, LLC, a Minnesota limited liability company, and Osprey Properties Limited Partnership, LLLP, a Minnesota limited liability limited partnership. Upon consummation of the Sale the Purchaser will hold the Property as tenants in common. Its primary business is real estate investments. The Purchaser is not affiliated with the Managing General Partner or the Partnership. The Purchaser’s principal executive offices are located at 2320 Lexington Avenue South, Saint Paul, Minnesota 55120.
     Past Contacts, Relationship and Negotiations. The Managing General Partner or its affiliates have not conducted business with the Purchaser or its affiliates.
THE SALE
     Summary of Purchase Agreement. On the Effective Date, the Local Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Local Partnership agreed to sell the Property to the Purchaser.
     Purchase Price and Deposit. The Purchase Price is $23,000,000, to be paid by the Purchaser as follows:
•	The Purchaser delivered a deposit (the “Deposit”) of $200,000 to Stewart Title Guaranty Company (the “Escrow Agent”).

•	The balance of the Purchase Price must be paid to and received by the Escrow Agent on the day of closing.
     Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) closing, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which the Escrow Agent is otherwise authorized to disburse the Deposit. If prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Georgia at any time.

     Feasibility Period. From the Effective Date through August 15, 2008 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. If the Purchaser exercises this termination right, the Purchase Agreement terminates and the Escrow Agent will return the Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period, the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions.
     Conduct of Investigation. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser shall give reasonable advanced notice to the Local Partnership prior to any entry onto the Property and shall permit the Local Partnership to have a representative present during all Inspections conducted at the Property. The Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.
     The Purchaser Indemnification. The Purchaser agreed to indemnify the Local Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
     Property Contracts. The Local Partnership must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Local Partnership specifying any property contracts which the Purchaser wants to terminate at closing. If any terminated contract requires payment of a penalty or premium for cancellation, the Local Partnership is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
     Day of Closing. Closing is scheduled to occur on August 29, 2008; however, such date may be extended by the parties pursuant to the express terms of the Purchase Agreement.
     Closing Costs. Purchaser shall pay (a) any transfer, sales, use, gross receipts or similar taxes (other than state deed tax), (b) any mortgage registry tax regarding any mortgage given by Purchaser on the Property in connection with this transaction, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property (including the Deed), (d) all premiums required for any owner’s or mortgagee’s title insurance policy issued in connection with this transaction, and all requested endorsements and (e) one-half of the customary closing costs of the Escrow Agent. The Local Partnership shall pay (w) all recording and filing charges for instruments required to cure any title objections, (x) all state deed tax regarding the deed to be delivered by the Local Partnership to Purchaser, (y) all service charges relating to the procurement of the Title Commitment and (z) one-half of the customary closing costs of the Escrow Agent.
     Prorations. The parties agreed to customary prorations as of the day of closing.
     Post Closing Adjustments. The Purchaser or the Local Partnership may request that the Purchaser or the Local Partnership, as applicable, undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).
     The Local Partnership’s Representations. The Local Partnership made customary representations and warranties which survive closing for six months. The Local Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $150,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
     The Purchaser’s Representations. The Purchaser made customary representations and warranties.

     Leases and Property Contracts. From the Effective Date to closing, the Local Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent.
     General Operation of Property. The Local Partnership must operate the Property in the ordinary course of business. The Local Partnership cannot make material alterations to the Property or remove any fixtures or tangible personal property with a cost or value in excess of $10,000 without the Purchaser’s written consent, except as necessary in the Local Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property.
     Liens. Without the Purchaser’s written consent, the Local Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business.
     The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Local Partnership to the Purchaser at closing must have been delivered;

(b)	each of the Local Partnership’s representations must be true in all material respects as of closing;

(c)	the Local Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Local Partnership under the Purchase Agreement;

(d)	neither the Local Partnership nor the general partner of the Local Partnership can be a debtor in any bankruptcy proceeding or could have been a debtor in any bankruptcy proceeding in the prior six months;
     If any condition set forth in (a), (c) or (d) above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price, (ii) terminate the Purchase Agreement and receive a full refund of the Deposit or (iii) if the failure to meet a condition constitutes a default by the Local Partnership, exercise remedies provided to it in the Purchase Agreement. If the condition set forth in (b) is not met, the Local Partnership will not be in default pursuant to the terms of the Purchase Agreement, and the Purchaser may, as its sole and exclusive remedy, (i) notify the Local Partnership of the Purchaser’s election to terminate the Purchase Agreement and receive a return of the Deposit, or (ii) waive the condition and proceed to closing without offset or deduction from the Purchase Price.
     The Partnership’s Closing Conditions. The Local Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Local Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	that (i) either (A) the Partnership has not received any comments on this Information Statement from the Securities Exchange Commission SEC for a period of 10 business days after this Information Statement has been filed with the SEC or (B) if the Partnership has received comments from the SEC within such 10 business day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (ii) thereafter the Information Statement has been mailed to each of the Unit Holders of the Partnership and a period of not less than 20 days has expired; and

(e)	there must not be pending or, to the knowledge of the Purchaser or the Local Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding.
     If any of these conditions are not met (except for the condition set forth in (d)), the Local Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement. If the condition set forth in (d) above is not met, then the Purchase Agreement will terminate and if the Purchaser is not in default, the Purchaser will be refunded its deposit.
     Brokerage. The Local Partnership represented and warranted that it had dealt only with the Broker in connection with the Purchase Agreement. If the Sale closes, the Partnership will pay the Broker a commission according to the terms of a separate contract. The Local Partnership and the Purchaser represented and warranted that, other than the Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with the Purchase Agreement.
     The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	timely deliver the Initial or Additional Deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement);

(b)	timely deliver the Purchaser’s closing deliveries;

(c)	timely deliver the Purchase Price and timely close; or

(d)	comply with any of its other material obligations under the Purchase Agreement for more than ten days after written notice of default from the Local Partnership, then the Purchaser will forfeit the Deposit and neither party will be obligated to close.
     Partnership Default. If the Local Partnership defaults and, including the Local Partnership’s obligation to sell the Property, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Local Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $75,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) demonstrates that, if the Local Partnership performed its obligations under the Purchase Agreement, then Purchase would have been able to deliver the total Purchase Price and all the Purchaser closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
     Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $500,000, then the Local Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for the full Purchase Price and the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Local Partnership) at closing.

     Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $500,000, the Sale will be closed in accordance with the Purchase Agreement. The Local Partnership will make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Local Partnership is unable to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Local Partnership) at closing.
     Repairs. If the Local Partnership begins any repair, replacement or restoration of the Property prior to closing, then the Local Partnership is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of the repairs, replacements and restorations after closing with the balance of any available insurance proceeds.
     Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Local Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.
     1031 Exchange. The Sale may be a part of a tax-free exchange for the Purchaser. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate such exchange if requested by the other party, and to obtain all documentation in connection with the exchange.
     Regulatory Consents. None of the parties to the Purchase Agreement will be required to close if required consent of any persons or entities, including, without limitation, lenders to the Local Partnership, bond trustees, and credit enhancers, has not been obtained. The Local Partnership currently anticipates that it will terminate the Purchase Agreement if required consents are not obtained. Except for SEC filings, we are not aware of any required filings, consents or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency.
PLANS FOLLOWING THE SALE
     Organizational Documents. Following the Sale, the Managing General Partner will continue to be the managing general partner of the Partnership, and the Partnership Agreement in effect immediately prior to consummation of the Sale will be the agreement of limited partnership of the Partnership after consummation of the Sale without change or amendment except as otherwise required to effect the Sale until thereafter amended in accordance with the provisions thereof and applicable law.
     Property Ownership. Upon completion of the Sale, after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to own its interest in Fairlane East through its investment in ORP One, L.L.C.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The Managing General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the Managing General Partner’s liability for existing and future Partnership debt and liabilities.
NO CONSENTS SOLICITED
     Pursuant to the Partnership Agreement, the written consent of Unit Holders owning in the aggregate more than 50% of the Units is required to approve the Sale. Affiliates of the Managing General Partner, which own approximately 60.04% of the Units, will consent to the Sale on the terms described in this Information Statement. Accordingly, approval of the proposed Sale on the terms described in this Information Statement by Partners is assured.
     No Appraisal Rights. Unit Holders of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership’s partnership agreement in connection with a sale of the Property.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one Information Statement is being delivered to multiple Unit Holders sharing an address unless the Partnership has received contrary instructions from one or more of the Unit Holders.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Information Statement, including copies of all documents incorporated by reference herein, to a Unit Holder at a shared address to which the Partnership delivered a single copy of the Information Statement. If a Unit Holder wishes to notify the Partnership that he or she wishes to receive a separate copy of this Information Statement, the Unit Holder may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
     A Unit Holder may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this Information Statement if they are receiving multiple copies of Information Statement.
WHERE YOU CAN FIND MORE INFORMATION
     Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s 2007 10-K and 2008 10-Q. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Information Statements and other information regarding registrants that file electronically with the SEC.
THE INFORMATION AGENT FOR THIS INFORMATION STATEMENT IS:
THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1200 Wall Street	1200 Wall Street	1200 Wall Street
3rd Floor	3rd Floor	3rd Floor
Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608